Exhibit 16.1

BDO	Tel: +852 2218 8288 Fax: +852 2815 2239 www.bdo.com.hk	25th Floor Wing On Centre 111 Connaught Road Central Hong Kong

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
United States of America

January 13, 2012
Our ref: 074238/ah1211/1301

Dear Sirs:

RE: SKYPEOPLE FRUIT JUICE, INC.

We have been furnished with a copy of the response to Item 4.01 of the Amendment to Form 8-K for the event that occurred on December 23, 2011, to be filed by our former client, SkyPeople Fruit Juice, Inc., on January 13, 2012.  We agree with the statements made in response to that Item insofar as they relate to our firm.

Yours faithfully,
BDO Limited

/s/ BDO Limited

FYL/ETT/kc